Zumiez Inc. Reports February 2015 Sales Results

Net Sales Increased 11.6% to $54.0 Million; February 2015 Comparable Store Sales Increased 6.9%

LYNNWOOD, WA -- (Marketwired - March 04, 2015) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended February 28, 2015 increased 11.6% to $54.0 million, compared to $48.4 million for the four-week period ended March 1, 2014. The Company's comparable store sales increased 6.9% for the four-week period compared to a comparable store sales increase of 2.0% in the year ago period.

To hear the Zumiez prerecorded February sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of February 28, 2015 we operated 604 stores, including 550 in the United States, 35 in Canada, and 19 in Europe. We operate under the name Zumiez and Blue Tomato. Additionally, we operate ecommerce web sites at www.zumiez.com and www.blue-tomato.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200